December 15, 2014

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

RE:	BMO Alternative Strategies Fund

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by BMO Funds, Inc. (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of Series A and Series I shares of the BMO Alternative Strategies Fund (the “Fund”) in the manner set forth in the Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Company’s Articles of Incorporation, as amended, and Amended and Restated By-Laws, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In conducting such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

For purposes of rendering this opinion, we have assumed that: (a) the Registration Statement remains effective; (b) all offers and sales of the Shares will be conducted in accordance with the Registration Statement and in compliance with applicable prospectus delivery requirements and state securities laws; (c) the Shares will be issued in accordance with the Company’s Articles of Incorporation, as amended, Amended and Restated By-Laws, and resolutions of the Company’s Board of Directors relating to the creation, authorization and issuance of the Shares; and (d) the Shares will be issued and sold for consideration based upon their net asset value on the date of their respective issuances and all consideration for such Shares will actually be received by the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.